Exhibit 5.2

500 IDS CENTER 80 SOUTH EIGHTH STREET MINNEAPOLIS, MN 55402 MAIN: 612.632.3000 FAX: 612.632.4444

August 29, 2013

Party City Holdings Inc.

80 Grasslands Road

Elmsford, NY 10523

Re:	2013 Exchange Offer

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Anagram International, Inc. (“Anagram International”), a Minnesota corporation, and Anagram International Holdings, Inc., a Minnesota corporation (“Anagram Holdings,” and, with Anagram International, together the “Minnesota Guarantors” and each a “Minnesota Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Party City Holdings Inc., a Delaware corporation (the “Issuer”) and each of the guarantors listed therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer of $700,000,000 aggregate principal amount of 8.875% Senior Notes due 2020 (the “Exchange Notes”) to be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding unregistered 8.875% Senior Notes due 2020 (the “Original Notes”) sold pursuant to the Purchase Agreement dated July 19, 2012 (the “Purchase Agreement”) by and between PC Merger Sub, Inc. (“Merger Sub”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative. The Original Notes have been, and the Exchange Notes are to be, issued pursuant to an Indenture, dated as of July 27, 2012 (the “Original Indenture”), by and among Merger Sub as issuer and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of July 27, 2012 (the “First Supplement”), by and among the Issuer, as the surviving entity of a merger of Merger Sub with and into Issuer, the guarantor parties thereto (including, without limitation, the Minnesota Guarantors, the “Initial Guarantors”) and the Trustee, and by the Second Supplemental Indenture, dated as of June 7, 2013 (the “Second Supplement,” and, together with the Original Indenture and the First Supplement, the “Indenture”), by and among the Issuer, two additional guarantor parties (the “Additional Guarantors,” and, together with the Initial Guarantors, the “Guarantors”) and the Trustee. Payment of the Exchange Notes will be guaranteed by the Guarantors (including the Minnesota Guarantors) pursuant to Article 10 of the Indenture.

Documents Reviewed

In our capacity as counsel to the Minnesota Guarantors, and for purposes of this opinion, we have examined a conformed copy of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and a Certificate of Good Standing for each Minnesota Guarantor, each issued by the Office of the Secretary of State of the State of Minnesota on May 15, 2013

GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

A FULL-SERVICE LAW FIRM

MINNEAPOLIS, MN • ST. CLOUD, MN • WASHINGTON, DC

WWW.GPMLAW.COM

Party City Holdings Inc.

August 29, 2013

(together, the “Secretary of State Certificates”). In connection with the execution and delivery of the First Supplement, we previously examined the Articles of Incorporation and bylaws of each of the Minnesota Guarantors (collectively, the “Governing Documents”), the records of proceedings and actions of the Board of Directors of each Minnesota Guarantor with respect to the First Supplement, and the First Supplement as executed by each Minnesota Guarantor. We have also examined such other documents and materials as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In addition, we have examined and relied upon statements, representations and warranties as to matters of fact (other than facts constituting conclusions of law) contained in and made pursuant to the Indenture, the Purchase Agreement and the Final Offering Memorandum referred to in the Purchase Agreement and in certificates provided pursuant to or in connection with the Indenture, the Purchase Agreement or otherwise provided to us, and we have made no independent inquiries or investigations.

Definitions

All capitalized terms used in this letter that are not otherwise defined herein have the meanings assigned to them in the Indenture.

Assumptions

In reaching the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, that each natural person executing any document is legally competent to do so, and that there are no undisclosed modifications, amendments, or waivers to any documents reviewed by us. We also have assumed that all parties other than the Minnesota Guarantors have the necessary power and authority under their charter documents or otherwise and under applicable federal and state law to engage in the transactions contemplated by the Indenture, each of the parties thereto other than the Minnesota Guarantors has duly and validly executed and delivered the Indenture, and each instrument, document and agreement executed in connection with the Indenture to which such party is a signatory, and such party’s obligations set forth in each such instrument, document and agreement are its legal, valid, binding, and enforceable obligations under the law applicable thereto. We also have assumed that all documents and records obtained from governmental authorities or officials are accurate, complete and authentic.

Party City Holdings Inc.

August 29, 2013

Opinions

Based on our review of the foregoing, our reliance upon the assumptions contained in this letter, and subject to the limitations and qualifications set forth in this letter, we are of the opinion that:

1. Each Minnesota Guarantor is an existing Minnesota corporation in good standing under the laws of the State of Minnesota.

2. Each Minnesota Guarantor has the requisite corporate power and authority to execute and deliver the First Supplement and perform its obligations under the Indenture.

3. All organizational action necessary for the execution and delivery of the First Supplement by each Minnesota Guarantor and the performance by each Minnesota Guarantor of the obligations to be performed by it under the Indenture has been taken.

4.	The First Supplement has been duly executed and delivered by each Minnesota Guarantor.

Qualifications

In addition to the qualifications set forth above, the opinions set forth in this letter also are subject to the following qualifications:

(i) We are members of the Bar of the State of Minnesota. The opinions expressed in this letter are limited to matters of Minnesota law. We have relied exclusively on the Secretary of State Certificates for the purpose of rendering the opinion expressed in paragraph 1 above. We render no opinion as to the enforceability of any document.

(ii) The opinions expressed in this letter are as of the date hereof. We assume no obligation to update or supplement said opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or circumstances, including laws or Governing Documents, that may hereafter occur.

(iii) The opinions expressed in this letter contain our judgment regarding specific matters of law and are not guarantees or opinions regarding any matters of fact.

Party City Holdings Inc.

August 29, 2013

Reliance

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prosepctus included in the Registration Statement. The holders of Exchange Notes may rely upon this opinion letter. Ropes & Gray LLP may rely upon this opinion letter in rendering its opinions to you with respect to the transactions contemplated in the Indenture and the Registration Statement. Otherwise, the opinions expressed in this letter may not be circulated, quoted, referred to or relied upon by any other persons without our prior written consent. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

Very truly yours,

/s/ GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.

GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A.